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                                                                      EXHIBIT 11
                         MCDERMOTT INTERNATIONAL, INC.
                            CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED


                                                                 THREE                                NINE
                                                                 -----                                ----
                                                              MONTHS ENDED                       MONTHS ENDED
                                                              ------------                       ------------
                                                         12/31/95         12/31/94         12/31/95         12/31/94
                                                         --------         --------         --------         --------
Income before cumulative effect of
   accounting change                                  $     6,606    $      29,814    $      24,492    $      29,670
Less dividend requirements of preferred
   stock, Series C                                          2,066            2,066            6,199            6,199
--------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of
   accounting change applicable to
   common stock                                             4,540           27,748           18,293           23,471
Cumulative effect of accounting change                     -               -                  -               (1,765)
--------------------------------------------------------------------------------------------------------------------

Net income for primary computation                    $     4,540    $      27,748    $      18,293    $      21,706
====================================================================================================================

Weighted average number of common
   shares outstanding during the period                54,289,682       53,707,031       54,168,265       53,584,706

Common stock equivalents of stock options
   and stock appreciation rights based on
   "treasury stock" method                                 38,500          267,403          198,711          137,511
--------------------------------------------------------------------------------------------------------------------

Weighted average number of common
   and common equivalent shares
   outstanding during the period                       54,328,182       53,974,434       54,366,976       53,722,217
====================================================================================================================

Earnings (loss) per common and
   common equivalent share: (1)
Income before cumulative effect
   of accounting change                               $      0.08    $        0.51    $        0.34    $        0.43
Accounting change                                            -                -                -               (0.03)
--------------------------------------------------------------------------------------------------------------------

Net income                                            $      0.08    $        0.51    $        0.34    $        0.40
====================================================================================================================


(1) Earnings (loss) per common and common equivalent share assuming full dilution are the same for the periods presented.





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